Exhibit 15(b)
To the Shareholders and Board of Directors
Sysco Corporation
We are aware of the incorporation by reference in the Registration Statements on Form S-3 (333-52897, 333-124166 and 333-126199), Form S-4 (333-30050, 333-53510, 333-50842 and 333-98489) and Form S-8 (33-10906, 2-76096, 33-45804, 33-45820, 333-01259, 333-01255, 333-01257, 333-27405, 333-66987, 333-49840, 333-58276, 333-122947 and 333-129671) of Sysco Corporation of our reports dated November 10, 2005, February 9, 2006 and May 11, 2006 relating to the unaudited consolidated interim financial statements of Sysco Corporation that are included in its Forms 10-Q for the quarters ended October 1, 2005, December 31, 2005 and April 1, 2006.

/s/ Ernst & Young LLP

Houston, Texas
May 11, 2006